Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant [ ]


Check the appropriate box:
[ ]  Preliminary proxy statement
[x]  Definitive proxy statement
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                     Horizon Financial Corp.
-----------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                     Horizon Financial Corp.
-----------------------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x]  No fee required.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
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                              N/A
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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                              N/A
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

                           June 20, 1997






Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Horizon Financial Corp. to be held at the Best Western Lakeway Inn, 714 Lakeway Drive, Bellingham, Washington, on July 22, 1997 at 2:00 p.m., Pacific Time.

     The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Corporation. Directors and officers of the Corporation, as well as a representative of Moss Adams LLP, will be present to respond to any questions our shareholders may have.

     The Corporation's consolidated financial statements, the report of the independent accountants and management's discussion and analysis of financial condition and results of operations are included in this proxy statement.

     Please sign, date and return the enclosed proxy card. If you attend the meeting, you may vote in person even if you voted by proxy previously.

     Your continued interest and support of the Corporation and Horizon Bank, a savings bank, are sincerely appreciated.

                           Sincerely,



                           /s/ George W. Gust
                           George W. Gust
                           Chairman of the Board

                        HORIZON FINANCIAL CORP.
                         1500 Cornwall Avenue
                     Bellingham, Washington  98225

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held on July 22, 1997

     NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Shareholders (the "Meeting") of Horizon Financial Corp. ("Corporation") will be held at the Best Western Lakeway Inn which is located at 714 Lakeway Drive, Bellingham, Washington on July 22, 1997 at 2:00 p.m., Pacific Time.

     A Proxy Card and Proxy Statement for the Meeting are enclosed herewith.

     The Meeting is for the purpose of considering and acting upon:

     (1)   The election of two directors of the Corporation; and

     (2) Such other matters as may properly come before the Meeting or any adjournments thereof.

     NOTE:    The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Shareholders of record at the close of business on June 6, 1997, are the shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

     You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the Meeting and vote in person.

                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  /s/ Richard P. Jacobson
                                  RICHARD P. JACOBSON
                                  SECRETARY

Bellingham, Washington
June 20, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                        PROXY STATEMENT
                              OF
                    HORIZON FINANCIAL CORP.
                     1500 Cornwall Avenue
                 Bellingham, Washington  98225
                        (360) 733-3050

                 ANNUAL MEETING OF SHAREHOLDERS
                           July 22, 1997
---------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Horizon Financial Corp. ("Corporation"), the holding company for Horizon Bank, a savings bank ("Bank"), to be used at the 1997 Annual Meeting of Shareholders of the Corporation ("Meeting") which will be held at the Best Western Lakeway Inn, 714 Lakeway Drive, Bellingham, Washington, on Tuesday, July 22, 1997 at 2:00 p.m., Pacific Time. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are being first mailed to shareholders on or about June 20, 1997.

                           REVOCATION OF PROXIES
                           ---------------------

     Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Corporation or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. An executed proxy will not be voted if a shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the directions given therein provided they are executed. Where no instructions are indicated, executed proxies will be voted for the nominees for directors set forth below.

            VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
            -----------------------------------------------

     Shareholders of record as of the close of business on June 6, 1997 are entitled to one vote for each share of common stock ("Common Stock") of the Corporation then held. Shareholders are not permitted to cumulate their votes for the election of directors. As of June 6, 1997, the Corporation had 7,413,539 shares of Common Stock issued and outstanding.

     The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. The nominees for director who receive a plurality of the votes cast by the holders of the outstanding Common Stock entitled to vote at the Meeting will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. Broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be counted for determining the number of votes cast with respect to the election of directors and, accordingly, will have no effect on the outcome of the election.

     If a shareholder is a participant in the Horizon Bank Employee Stock Ownership Plan (the "ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant's plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of Common Stock allocated to the participant's plan account are to be voted.

     Persons and groups who beneficially own in excess of five percent of the Corporation's Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC"), and provide a copy to the Corporation, disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, management knows of no person who owned more than five percent of the outstanding shares of Common Stock at June 6, 1997. The following table sets forth, as of June 6, 1997, information as to the shares of the Common Stock beneficially owned by each director of the Corporation and by all executive officers and directors of the Corporation as a group.

                                              Number
                                            of Shares       Percent
                                           Beneficially    of Shares
Name                                     Owned (1)(2)(3)  Outstanding
----                                     ---------------  -----------
Directors and Named Executive Officer(4)

Robert C. Diehl                               32,795        0.44%
Fred R. Miller                                72,864        0.98
Maurice (Dennis) Fox                          55,863        0.75
George W. Gust                               153,351        2.07
Frank G. Uhrig                                80,906        1.09
L. M. (Larry) Strengholt                     104,510        1.41
Richard R. Haggen                              1,161        0.02
V. Lawrence Evans, President and
  Chief Executive Officer                    169,653        2.29

All Executive Officers and
 Directors as a Group
   (10 persons)                              717,738        9.68
_______________
(1) Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals' spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.
(2) Includes shares of Common Stock subject to outstanding stock options which are exercisable within 60 days after June 6, 1997.
(3) Includes 24,256 shares of Horizon Common Stock held by the Bank's Employee Stock Ownership Plan ("ESOP").
(4) Under SEC regulations the term "named executive officer(s)" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000.
     V. Lawrence Evans was the Corporation's only "named executive officer" during the fiscal year ended March 31, 1997.

               PROPOSAL I -- ELECTION OF DIRECTORS
               -----------------------------------

     The Corporation's Board of Directors consists of eight directors. The Board is divided into three classes with staggered terms, and each director is elected for a three-year term. Two directors will be elected at the Meeting to serve for a three-year period, or until their respective successors have been duly elected and qualified. The Board of Directors has nominated for election as directors Robert C. Diehl and Fred R. Miller, both of whom are current members of the Boards of Directors of the Corporation and the Bank.

     It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees for the terms specified in the table below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board may reduce the number of directors to eliminate the vacancy. At this time the Board of Directors knows of no reason why any nominee might be unavailable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES NAMED BELOW FOR DIRECTORS OF THE CORPORATION.

     The following table sets forth certain information regarding the nominees for election at the Meeting and those directors continuing in office after the Meeting.

                                    Year First Elected      Term to
      Name                  Age     Trustee or Director     Expire
      ----                  ---     -------------------     -------

                              NOMINEES
                              --------

Robert C. Diehl             58             1976            2000(1)
Fred R. Miller              61             1984            2000(1)

                          CONTINUING DIRECTORS
                          --------------------

Maurice (Dennis) Fox        52             1994            1998
George W. Gust              67             1976            1998
Frank G. Uhrig              66             1978            1998
L. M. (Larry) Strengholt    68             1985            1999
Richard R. Haggen           52             1994            1999
V. Lawrence Evans           51             1990            1999
________
(1)      Assuming the individual is re-elected.

     The principal occupation of each director nominee of the Corporation for the last five years is set forth below. Unless otherwise stated, each director resides in the State of Washington.

     ROBERT C. DIEHL is the President and General Manager of Diehl Ford, Inc.

     FRED R. MILLER is the retired and former owner and President of the Skagit Bonded Collectors, Inc., Mount Vernon, Washington.

     MAURICE (DENNIS) FOX is the former Owner and President of HydroSwirl Manufacturing Corp.

     GEORGE W. GUST joined the Bank in 1975 and has served as the Bank's Chairman of the Board of Directors since August 1984. Mr. Gust has served as the Corporation's Chairman of the Board of Directors since October 1995.

     FRANK G. UHRIG is the manager and the majority shareholder of Yeager's Sporting Goods and Marina which sells sporting goods, boats, motors and general merchandise.

     L.M. (LARRY) STRENGHOLT is the President of Strengholt Construction Co., Inc., Lynden, Washington, a general building contractor.

     RICHARD R. HAGGEN is owner and co-chairman of the Board of Directors of Haggen, Inc.

     V. LAWRENCE EVANS joined the Bank in 1972 and served as the Bank's Executive Vice President from 1983 to 1990. Mr. Evans has served as President of the Bank since May 14, 1990 and as Chief Executive Officer since March 26, 1991. Mr. Evans also serves as President and Chief Executive Officer of the Corporation.

          MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
          -------------------------------------------------

     The Boards of Directors of the Corporation and the Bank conduct their business through meetings of the Boards and through their committees. During fiscal 1997, the Board of Directors of the Corporation held six meetings. No director of the Corporation attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which the director served.

     The full Board of Directors of the Corporation acts as a Nominating Committee for the annual selection of its nominees for election as directors. The Corporation's Bylaws provide that any nomination to the Board of Directors (except one proposed by the existing Board of Directors of the Corporation) must be in writing and delivered or mailed to the Chairman of the Board of the Corporation at least 20 days prior to the meeting of shareholders called for the election of directors. The Board of Directors met once during the 1997 fiscal year in its capacity as the Nominating Committee.

     The Executive Committee of the Corporation is composed of Directors Evans, Gust and Miller. This Committee meets at least monthly to advise management of the Corporation between monthly meetings of the Board of Directors. The Executive Committee met 12 times during the fiscal year ended March 31, 1997.

     The Audit Committee of the Corporation is composed of Directors Diehl, Haggen and Uhrig. The Audit Committee is responsible for examining and evaluating the activities of the Corporation and reporting its findings to the Board. This examination determines the reliability of information produced on behalf of the Corporation and the effectiveness of internal practices and procedures and the efficiency of operations. The Audit Committee also assists the Board in the selection of independent accountants. The Audit Committee met five times during the fiscal year ended March 31, 1997.

     The Compensation and Retirement Committee is composed of Directors Diehl, Gust and Miller. This Committee makes recommendations to the Board of Directors concerning corporation compensation packages and retirement plans. The Compensation and Retirement Committee met once during the fiscal year ended March 31, 1997.

                       DIRECTORS' COMPENSATION
                       -----------------------
     Each director of the Corporation is also a director of the Bank. Directors of the Corporation received no additional compensation for attendance at any meeting of the Corporation's Board of Directors or committees thereof during the fiscal year ended March 31, 1997. Members of the Bank's Board of Directors receive an annual retainer of $7,500 and $250 for attendance at each Board meeting. The Chairman of the Board receives an additional $400 for attendance at each Board meeting. Directors also receive $175 for each committee meeting attended held on the day of a regular meeting or a special board meeting held by telephone conference call, and $175 for attendance at a special board meeting or a committee meeting held on a day other than the day of a regular board meeting. Members of the Executive Committee receive $375 for each monthly meeting attended. Employees of the Bank who are also directors do not receive compensation for their attendance at any board committee meetings.

                     EXECUTIVE COMPENSATION
                     ----------------------
     Summary Compensation Table. The following table sets forth the compensation received by the named executive officer for each of the three fiscal years ended March 31, 1997. All compensation is paid by the Bank.

                                                         Long-Term
                                                       Compensation
                               Annual Compensation        Awards
                        -------------------------------   ------
                                                 Other
                                                 Annual             All
                                                 Compen-           Other
Name and                                         sation   Options  Compen-
Position                Year  Salary($) Bonus($) ($)(1)     (#)    sation($)
--------                ----  --------- -------- -------   ------  -------
V. Lawrence Evans       1997  $162,000  $24,611      --       --  $18,775(2)
President and Chief     1996   128,592   25,973      --    15,000  11,726
 Executive Officer      1995   125,000   46,483      --     5,000  12,048

                   (footnotes on following page)

                                4
PAGE

--------------
(1) Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.
(2) Includes contributions to the Bank's ESOP of $7,173 and to the Bank's Retirement Savings and Investment Plan ("401(k) Plan") of $9,720.

     Option Exercise/Value Table. The following information with respect to options exercised during the fiscal year ended March 31, 1997, and remaining unexercised at the end of the fiscal year, is presented for the named executive officer.

                                      Number of
                                     Securities        Value of
                                     Underlying       Unexercised
                                     Unexercised     In-the-Money
                                       Options         Options
               Shares                at Fiscal        at Fiscal
               Acquired             Year End(#)      Year End($)
               On       Value    ----------------  ----------------
               Exer-    Real-    Exer-    Unexer-  Exer-    Unexer-
Name           cise(#)  ized($)  cisable  cisable  cisable  cisable
----           -------  -------  ------   -------  -------- -------
V. Lawrence       --       --    62,630   10,000   $409,071 $34,400
  Evans

     Employment Agreements. The Bank entered into an employment contract with Mr. Evans on March 23, 1993 which provides for an initial term of four years. In connection with the holding company reorganization, the Corporation became a party to the employment contract. The agreement renews automatically for an additional one year term until either of the parties notifies the other in writing of its intent not to renew the contract. Under the agreement, Mr. Evans' current annual base compensation is $162,000. In addition, Mr. Evans is entitled to participate in and to receive all benefits which are applicable to the Corporation's executive employees. The agreement also provides for compensation to be paid to Mr. Evans in the event of his disability, termination without cause or in the event of a change in control of the Corporation. In the event of a change in control (as defined in the agreement), Mr. Evans would be entitled to receive an amount equal to 2.99 times the average annual base compensation received prior to the date of change of control for the most recent five taxable years. Assuming that a change in control had occurred during fiscal 1997, Mr. Evans would have been entitled to a cash payment equal to approximately $374,163 based on his current annual compensation.

     Deferred Compensation Plan. The Bank has established a deferred compensation plan for certain of its officers, including Mr. Evans. The plan provides for additional retirement benefits payable over a 12 to 17 year period following retirement. In connection with the funding of the Bank's obligation under the plan, the Bank has acquired life insurance policies on the lives of plan participants. Deferred compensation expense for Mr. Evans amounted to $127,630, $32,000 and $47,059 in 1997, 1996 and 1995,
respectively.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

     Report of the Compensation Committee. The Compensation Committee's duties are to recommend and administer policies that govern executive compensation for the Corporation and the Bank. The Compensation Committee evaluates executive performances, compensation policies and salaries. The Compensation Committee recommends salaries to be paid to each executive officer. The entire Board of Directors reviews the Compensation Committee's recommendations as to executive compensation, including the Chief Executive Officer, and sets these salaries.

     The executive compensation policy of the Corporation and the Bank is designed to establish an appropriate relationship between executive pay and the Corporation's and the Bank's annual and long-term performance, long-

                                5
PAGE
term growth objectives, and their ability to attract and retain qualified executive officers. The principles underlying the program are:

     To attract and retain key executives who are vital to the long-term success of the Corporation and the Bank and are of the highest caliber;

     To provide levels of compensation competitive with those offered throughout the financial industry; and

     To motivate executives to enhance long-term stockholder value by building their ownership in the Corporation.

     The Committee also considered a variety of subjective and objective factors in determining the compensation package for individual executives including (1) the performance of the Corporation and the Bank as a whole with an emphasis on annual and long-term performance, (2) the responsibilities assigned to each executive, and (3) the performance of each executive of assigned responsibilities as measured by the progress of the Corporation and the Bank during the year.

     Another factor the Compensation Committee (and the Board of Directors) considered when making their decisions was the overall profitability of the Corporation and Bank, rather than establishing compensation levels on the basis of whether specific financial goals had been achieved by the Corporation and the Bank. The Compensation Committee believes that management compensation levels, as a whole, appropriately reflect the application of the Corporation's and Bank's executive compensation policy and the progress of the Corporation and the Bank.

                                Compensation Committee

                                George W. Gust
                                Robert C. Diehl
                                Fred R. Miller

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of George W. Gust, Robert C. Diehl and Fred R. Miller. During fiscal 1997, there were no compensation committee interlocks between the Corporation and any other entity.

     Performance Graph. The following graph compares the cumulative total shareholder return on the Corporation's Common Stock with the cumulative total return on the Nasdaq Index and the SNL Western Thrift Index, which encompasses ten western states. Total return assumes reinvestment of all dividends.

                                        Period Ending
                      -----------------------------------------------
Index                 3/31/92 3/31/93 3/31/94 3/31/95 3/31/96 3/31/97
---------------------------------------------------------------------
Horizon Financial     $100.00 $138.27 $176.46 $125.30 $129.90 $177.31
  Corp.
Nasdaq - Total U.S.    100.00  114.96  124.09  138.04  187.43  208.49
SNL Thrifts (Western)  100.00  121.68  102.79  112.71  163.84  234.39
  Index


          COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors, and persons who own more than 10% of any registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission within prescribed time periods. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms it has received and written representations provided to the Corporation by the above referenced persons, the Corporation believes that during the fiscal year ended March 31, 1997 all filing requirements applicable to its reporting officers, directors and greater than 10% shareholders were properly and timely complied with, except for one report on Form 4, a Statement of Change in Beneficial Ownership of Securities, for Director Robert C. Diehl. Mr. Diehl filed a report for a sale of stock on February 6, 1997 that should have been filed by January 10, 1997.

                       TRANSACTIONS WITH MANAGEMENT
                       ----------------------------

     Effective with passage of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, officers and directors of the Bank are prohibited from receiving any loan or extension of credit at other than market rates and terms. The Bank does not extend credit to its directors or officers.

                              AUDITORS
                              --------

     Moss Adams LLP served as the Corporation's auditors for the fiscal year ended March 31, 1997. The Board of Directors currently anticipates appointing Moss Adams LLP to be its auditors for the 1998 fiscal year. A representative of Moss Adams LLP will be present at the Meeting to respond to questions from shareholders and will have the opportunity to make a statement if he or she so desires.

                           OTHER MATTERS
                           -------------

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, directors, officers, and regular employees of the Corporation may solicit proxies personally or by telegraph or telephone at their regular salary or hourly compensation.

     The Corporation's 1997 Annual Report to Shareholders has been mailed to all shareholders of record as of the close of business on June 6, 1997. Any shareholder who has not received a copy of such annual report may obtain a copy without charge by writing the Corporation. Such annual report is not to be treated as part of the proxy solicitation material nor having been incorporated herein by reference. The Corporation's consolidated financial statements prepared in conformity with general accepted accounting principles are included herein as Exhibit 1.

                MANAGEMENT'S DISCUSSION AND ANALYSIS
                ------------------------------------

General
-------

     The Corporation was formed under Washington law on May 22, 1995, and became the holding company of the Bank, effective October 13, 1995. As a bank holding company, the Corporation has a number of additional options and operating advantages over the Bank. These include, but are not limited to: expanded business diversification options; flexibility in acquisitions; and the ability to repurchase its own stock without incurring the adverse tax consequences of recapturing portions of the Bank's bad debt reserve.

     The Bank was organized in 1922 as a Washington state chartered mutual savings and loan association and converted to a federal mutual savings and loan association in 1934. In 1979, the Bank converted to a Washington state chartered mutual savings bank, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC"). On August 12, 1986, the Bank then converted to a state chartered stock savings bank. The primary business of the Bank is to acquire funds in the form of savings deposits and to use the funds to make loans secured by residential and commercial properties in the Bank's primary market area. The Bank's operations are conducted through twelve full-service office facilities, located in Whatcom, Skagit and Snohomish counties in Northwest Washington.

     At its March 26, 1996 meeting, the Board of Directors authorized the repurchase of up to 10% (approximately 655,000 shares) of the Corporation's outstanding Common Stock over a 24 month period.

     During the fiscal year ended March 31, 1997, the Corporation repurchased 216,600 shares of its Common Stock. Also, the Corporation paid a special cash dividend of $0.35 per share in the third quarter of its fiscal year, in addition to the quarterly dividends paid throughout the year.

Results of Operations
---------------------

      Total consolidated assets for the Corporation as of fiscal year-end March 31, 1997 were $515,341,339, an increase of 5.39% from the March 31, 1996 level of $488,967,604. This increase in assets was due in part to the growth in loans receivable, which increased 2.42% to $399,078,123 from $389,650,547. Real estate loans originated for fiscal 1997 were $100,579,512, of which 31% were refinances, compared to fiscal 1996 of $85,909,880 with 32% refinances. The increase in total real estate loan originations in fiscal 1997 was the result of lower long term interest rates and continued strong demand for refinance mortgages. In addition, consumer lending originations held steady in fiscal 1997, with total originations of $9,606,372 from $9,745,944 in fiscal 1996.

     The Bank sold $5,038,461 of real estate loans in fiscal 1997, compared to $10,257,604 in fiscal 1996. The Bank sells real estate loans during periods of increased loan volume to improve the Bank's cash flow. In addition to these cash sales, the Bank securitized $28,123,822 in long term, fixed rate mortgages during the year. This securitization shifted loans from loans receivable into the investment portfolio, which enhanced the Bank's liquidity position.

     Total liabilities were $436,832,325 at March 31, 1997, an increase of 6.59% from $409,820,390 at March 31, 1996. The increase in liabilities was due primarily to the growth in savings deposits, which increased 5.50% to $424,811,286 from $402,676,437.

     Shareholder equity in fiscal 1997 decreased by $638,200 to $78,509,014 from $79,147,214 at fiscal 1996 year end. This is net of the $0.40 per share of regular cash dividends, the $0.35 per share special cash dividend, and the repurchase of 216,600 shares of the Corporation's Common Stock. These actions were taken in an effort to enhance the return to shareholder's in the current year and future years. The Bank remains strong in terms of its capital position, with a shareholder equity-to-assets ratio of 15.23% at March 31, 1997.

Net Interest Income
-------------------

     Net interest income in fiscal 1997 was $17,878,339, a 9.62% increase from fiscal 1996 of $16,308,806. Total interest income increased in fiscal 1997 to $38,710,639, a 4.39% increase from fiscal 1996 of $37,082,271.

     Interest income on loans in fiscal 1997 was $33,812,005, a 5.19% increase from $32,145,266 in fiscal 1996. The Bank's weighted average yield on loans was 8.39% in fiscal 1997, compared to 8.57% in fiscal 1996. Therefore, the increase in interest income from loans was due primarily to the overall growth in loans receivable.

     Interest and dividends on investments and mortgage-backed securities was $4,898,634 in fiscal 1997, down slightly from $4,937,005 in fiscal 1996. The Bank's weighted average yield on investments decreased in fiscal 1997 to 6.31% from 6.43% in fiscal 1996. The weighted average yield on all earning assets decreased to 8.05% in fiscal 1997 from 8.21% in fiscal 1996. Therefore, the improvement in the Bank's total interest income is primarily attributable to the overall growth in its interest-earning assets.

     Total interest expense in fiscal 1997 increased slightly to $20,832,300, a .28% increase over fiscal 1996 of $20,773,465. However, this small increase occurred while the Bank's deposit base increased by 5.50%. As a result, the Bank's cost of savings decreased in fiscal 1997 to 5.07% from 5.36% in fiscal 1996. The primary reason for this decline was the generally lower level of interest rates during the year, as compared to the rates being paid on the Bank's accounts that were maturing. This overall reduction in the Bank's cost of funds was a significant factor in the improved net interest income for the year.

     The Bank's one year GAP was (34.72)% as of March 31, 1997. This is calculated by taking the difference between the assets and liabilities which mature or reprice within one year and dividing the result by the total assets of the Bank. The Bank's performance in fiscal 1997 was enhanced by the generally low level of interest rates.

Provision for Losses on Loans
-----------------------------

     The provision for losses on loans increased in fiscal 1997 to $200,400 from $110,000 during fiscal 1996. These figures include both specific and general reserves. As of March 31, 1997, the allowance for loan loss reserves was $3,236,150. The general and specific reserves as of March 31, 1997 represent .85% of loans receivable, compared to .83% as of March 31, 1996. This is considered by the Bank's management to be an adequate level of reserves at this time.

     While the Bank has considered it to be a prudent practice to add to its loan loss reserve over the last several years, the ratio of loans delinquent, in foreclosure, or real estate owned to loans receivable has been less than
 .01% for each of the past five years. As of March 31, 1997, there was one loan in the Bank's portfolio which was over 90 days delinquent, with a balance of $38,918. This consistently low delinquency rate shows a commitment by the Bank to maintain strong underwriting requirements and the strength and stability of the local economy.

Non-Interest Income
-------------------

     Non-interest income in fiscal 1997 was $1,583,063, an increase of 22.46% from fiscal 1996 of $1,292,768. Service fee income was $1,037,308 in fiscal 1997, an 8.21% increase from fiscal 1996 of $958,610. The primary reason for the increase in total non-interest income was an increase in the net gain on the sale of investment securities, which increased to $268,915 in fiscal 1997, as compared to $7,468 in fiscal 1996. This was due primarily to the sale of common stocks from the Bank's investment portfolio during the year, which is not necessarily indicative of future performance in this area.

     Other non-interest income decreased 15.26% in fiscal 1997 to $276,840 from $326,690 in fiscal 1996. One of the primary factors affecting this difference was the recognition of $83,813 received from First Interstate Bank in fiscal 1996, which reflected the final accounting of the sale of the Bank's trust department. No trust fees were recognized as income in fiscal 1997.

Non-Interest Expense
--------------------

     Non-interest expense in fiscal 1997 increased to $7,460,889, an 11.61% increase from fiscal 1996 of $6,684,507. Compensation and employee benefits increased 12.75% in fiscal 1997 to $4,164,945 from $3,694,053 in fiscal 1996.
This increase was due primarily to the one-time recognition of $277,525 in expenses relating to the Bank's retirement program. Without this item, compensation and employee benefits would have increased 5.23% from the previous year.

     Building occupancy expense was $1,120,585 in fiscal 1997, a 4.21% increase from $1,075,275 in fiscal 1996. FDIC insurance expenses in fiscal 1997 decreased to $14,297 from $246,686 in fiscal 1996 due to a significant reduction in premiums as compared to the comparable period one year prior. Data processing expenses increased 6.32% in fiscal 1997 to $413,512 from $388,947 in fiscal 1996, due primarily to the overall growth of the Bank. Advertising expenses increased 7.87% to $348,342 in fiscal 1997 from $322,918 in fiscal 1996. Other non-interest expenses increased 46.26% in fiscal 1997 to $1,399,208 from $956,628 in fiscal 1996. This increase in other expenses was due to a number of factors, including the recognition of expenses relating to the Bank reaching $500 million in assets, which results in additional compliance expenses, a Local Improvement District assessment affecting one of the Bank's offices, and expenses relating to the development of new products during the year. These new products include a home equity line of credit (now available), a debit card program (also available now), and a soon to be available telephone banking system.

Provisions for Income Tax
-------------------------

     Income tax expense increased to $3,996,693 in fiscal 1997, from $3,585,991 in fiscal 1996. The Bank's effective tax rate was approximately 33% in fiscal 1997 and fiscal 1996.

Net Income
----------

     Annual earnings of $7,803,420 for fiscal 1997 represent an 8.06% increase from fiscal 1996 earnings of $7,221,078. Earnings per share for fiscal 1997 were $1.20 on weighted average shares of 6,503,188, compared to earnings per share of $1.10 on weighted average shares of 6,553,005 in fiscal 1996.

Discontinued Operations
-----------------------

     During fiscal 1995, the Bank signed an agreement with First Interstate Bank to sell its Trust Department. That decision is part of an ongoing effort to improve efficiency and to maintain the Bank's focus on its core business of home lending and deposit gathering. While no trust fees were received in fiscal 1997, the final payments received from First Interstate Bank are included as "Other Non-Interest Income" in fiscal 1996. As of March 31, 1996, all of the Bank's trust accounts had been closed.

                     LIQUIDITY AND CAPITAL RESOURCES
                     -------------------------------

     The Bank maintains liquid assets in the form of cash and short-term investments to provide a source to fund loans, savings withdrawals, and other short-term cash requirements. At March 31, 1997, the Bank had liquid assets (cash and marketable securities with maturities of one year or less) with a book value of $27,814,179.

     As of March 31, 1997, the total book value of investments and mortgage-backed securities was $98,991,955 compared to a market value of $99,719,336, resulting in an unrealized gain of $727,381. On March 31, 1996, the book value of investments and mortgage-backed securities was $80,389,812 compared to market value of $82,879,085, resulting in an unrealized gain of $2,489,273. The Bank foresees no factors which would impair its ability to hold debt securities to maturity.

     The Bank's primary sources of funds are cash flow from operations, which consist primarily of mortgage loan repayments, deposit increases, loan sales, and cash received from the maturity or sale of investment securities. The Bank's liquidity fluctuates with the supply of funds and management believes that the current level of liquidity is more than adequate at this time. If additional liquidity is needed, the Bank's options include, but are not necessarily limited to: 1) selling additional loans in the secondary market;
2) making repurchase agreements; 3) accepting additional jumbo and/or public funds deposits; or 4) accessing the discount window of the Federal Reserve Bank of San Francisco. The Bank had no borrowings against any kind of credit as of March 31, 1997.

     Stockholders' equity as of March 31, 1997 was $78,509,014, or 15.23% of assets, which exceeds the 5.0% minimum required by the FDIC in order to be considered well capitalized. The Bank's total risk-adjusted capital ratio as of March 31, 1997 was 30.4%, which also exceeds the well capitalized minimum of 10% required by the FDIC.

                      SHAREHOLDER PROPOSALS
                      ---------------------

     In order to be eligible for inclusion in the proxy solicitation materials of the Corporation for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Corporation's main office at 1500 Cornwall Avenue, Bellingham, Washington, no later than February 20, 1998. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

                                BY ORDER OF THE BOARD OF DIRECTORS


                                /s/ Richard P. Jacobson
                                RICHARD P. JACOBSON
                                SECRETARY

Bellingham, Washington
June 20, 1997

     A COPY OF THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD AS OF JUNE 6, 1997, UPON WRITTEN REQUEST TO RICHARD P. JACOBSON, SECRETARY, HORIZON FINANCIAL CORP., 1500 CORNWALL AVENUE, BELLINGHAM, WASHINGTON 98225.

                           HORIZON FINANCIAL CORP.

                         INDEPENDENT AUDITOR'S REPORT
                                     AND
                      CONSOLIDATED FINANCIAL STATEMENTS

                        MARCH 31, 1997, 1996 AND 1995

                           HORIZON FINANCIAL CORP.

                              TABLE OF CONTENTS
                        March 31, 1997, 1996 and 1995



                                                                          PAGE

INDEPENDENT AUDITOR'S REPORT.................................................1


CONSOLIDATED FINANCIAL STATEMENTS

   Statement of Financial Position...........................................2

   Statement of Income.......................................................3

   Statement of Stockholders' Equity.........................................4

   Statement of Cash Flows...................................................5

   Notes to Financial Statements..........................................6-25

                         INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
Horizon Financial Corp.

We have audited the accompanying consolidated statement of financial position of Horizon Financial Corp. and its subsidiary as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years ended March 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Financial Corp. as of March 31, 1997 and 1996, and the results of its operations and cash flows for each of the years ended March 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


                                           /s/MOSS ADAMS LLP
                                           -----------------

Bellingham, Washington
April 22, 1997

                           HORIZON FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                           March 31, 1997 and 1996



                         ASSETS                         1997        1996
                                                    -----------  -----------
Cash and cash equivalents                           $ 4,416,862  $ 4,844,146
Interest-bearing deposits                            10,398,316    8,756,304
Investment securities
   Available-for-sale (amortized cost 1997:          26,238,895   34,623,256
$24,008,966; 1996: $32,190,068)
   Held-to-maturity (estimated fair value 1997:       8,381,775   16,080,247
$8,431,880; 1996: $16,157,144)
Mortgage-backed securities
   Available for sale (amortized cost 1997:          35,229,087      279,473
$36,512,300; 1996: $284,368)
   Held-to-maturity (estimated fair value 1997: 19,690,598 23,078,825 $19,421,158; 1996: $23,062,908)
Loans receivable                                    399,078,123  389,650,547
Accrued interest and dividends receivable             3,545,380    3,614,937
Income tax receivable                                   297,192        -
Bank premises and equipment, net                      6,130,683    6,246,043
Other assets                                          1,934,428    1,793,826
                                                    -----------  -----------
TOTAL ASSETS                                       $515,341,339 $488,967,604
                                                    ===========  ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                           $424,811,286 $402,676,437
Accounts payable and other liabilities                8,935,825    4,582,712
Advances by borrowers for taxes and insurance           898,950      832,442
Income tax currently payable                                -         66,115
Net deferred income tax liabilities                     896,264      575,000
Deferred compensation                                 1,290,000    1,087,684
                                                    -----------  -----------
       Total liabilities                            436,832,325  409,820,390
                                                    -----------  -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Serial preferred stock, $1 par value, 10,000,000
   shares authorized; none issued or outstanding             -            -
  Common stock, $1 par value, 30,000,000 shares
   authorized; 6,650,340 and 6,579,954 issued
   and outstanding, respectively                      6,650,340    6,579,954
  Additional paid-in capital                         40,063,678   39,415,875
  Retained earnings                                  34,518,794   31,548,712
  Debt related to ESOP                                 (450,000)          -
  Net unrealized gain on securities classified as       624,833    1,602,673
   available-for-sale, net of tax
  Treasury stock, 216,600 shares, at cost            (2,898,631)          -
                                                     ----------    ---------
       Total stockholders' equity                    78,509,014   79,147,214
                                                     ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $515,341,339 $488,967,604
                                                    ===========  ===========


            See accompanying notes to these financial statements.

                               HORIZON FINANCIAL CORP.

                           CONSOLIDATED STATEMENT OF INCOME
                      Years Ended March 31, 1997, 1996 and 1995

                                                  1997        1996        1995
                                                --------    --------    --------
INTEREST INCOME
   Interest on loans                         $33,812,005 $32,145,266 $29,948,191
   Interest and dividends on investments and   4,898,634   4,937,005   4,040,878
    mortgage-backed securities                  --------    --------    --------
     Total interest income                    38,710,639  37,082,271  33,989,069

INTEREST EXPENSE
   Interest on deposits                       20,832,300  20,773,465  16,947,754
                                                --------    --------    --------
     Net interest income                      17,878,339  16,308,806  17,041,315
PROVISION FOR LOAN LOSSES                        200,400     110,000     132,000
Net interest income after provision for         --------    --------    --------
 loan losses                                  17,677,939  16,198,806  16,909,315
                                                --------    --------    --------
NONINTEREST INCOME
   Service fees                                1,037,308     958,610   1,037,715
   Other                                         276,840     326,690     197,309
   Net gain (loss) on sales of investment
    securities and loans                         268,915       7,468    (15,388)
                                                --------    --------    --------
     Total noninterest income                  1,583,063   1,292,768   1,219,636
                                                --------    --------    --------
NONINTEREST EXPENSE
   Compensation and employee benefits          4,164,945   3,694,053   3,728,481
   Building occupancy                          1,120,585   1,075,275   1,023,444
   Other expenses                              1,399,208     956,628     912,074
   FDIC insurance                                 14,297     246,686     802,862
   Data processing                               413,512     388,946     378,425
   Advertising                                   348,342     322,917     304,145
                                                --------    --------    --------
     Total noninterest expense                 7,460,889   6,684,505   7,149,431
                                                --------    --------    --------
INCOME FROM CONTINUING OPERATIONS
BEFORE PROVISION FOR INCOME TAX               11,800,113  10,807,069  10,979,520
                                                --------    --------    --------
PROVISION FOR INCOME TAX
   Current                                     3,171,693   4,062,815   1,399,045
   Deferred                                      825,000    (476,824)  2,241,000
                                                --------    --------    --------
     Total provision for income tax            3,996,693   3,585,991   3,640,045
                                                --------    --------    --------
INCOME FROM CONTINUING OPERATIONS              7,803,420   7,221,078   7,339,475

DISCONTINUED OPERATION
   Sale of Trust Department, net of applicable
    taxes of $93,500                                  -           -      181,500
                                              ----------  ----------  ----------
NET INCOME                                    $7,803,420  $7,221,078  $7,520,975
                                              ==========  ==========  ==========
EARNINGS PER SHARE (adjusted for stock splits
  and dividends)
   Income from continuing operations          $     1.20  $     1.10  $     1.13
   Income from discontinued operation                 -           -         0.03
                                              ----------  ----------  ----------
                                             $     1.20  $     1.10  $     1.16
                                              ==========  ==========  ==========


            See accompanying notes to these financial statements.

PAGE

                            HORIZON FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    Years Ended March 31, 1997, 1996 and 1995
                                                                                        Net Unrealized
                                                                                        Gains (Losses)
                                  Common Stock           Additional            Debt     on Securities  Treasury
                                  Number of              Paid-In    Retained   Related  Available-     Stock
                                  Shares     At Par      Capital    Earnings   To ESOP  For-Sale       at Cost     Total
                                  ------    --------     -------    --------   -------  --------       -------  ----------
BALANCE, March 31, 1994        5,874,997  $5,874,997 $31,670,755 $28,503,100  $(53,791) $     -        $    -  $65,995,061
 Adjustment to market value,
  net of taxes, for securities
  classified as available-for-sale    -           -           -           -         -    765,724            -      765,724
 Repayment of debt related to
  Employee Stock Ownership Plan       -           -           -           -     28,791        -             -       28,791
 Cash dividends on common stock at
  $0.32 per share                     -           -           -   (2,031,021)       -         -             -   (2,031,021)
 Dividend reinvestment plan       20,620      20,620     247,886          -         -         -             -      268,506
 10% stock dividend              588,579     588,579   6,968,775  (7,557,354)       -         -             -           -
 Cash paid for fractional shares
  in connection with stock dividend   -           -           -       (8,860)       -         -             -       (8,860)
 Stock options exercised          30,456      30,456     149,200          -         -         -             -      179,656
 Net change in unrealized gain/loss
  on securities classified as
  available-for-sale, net of
  taxes of $17,552                    -           -           -           -         -    (34,072)           -      (34,072)
 Net income                           -           -           -    7,520,975        -         -             -    7,520,975
                                  ------    --------     -------    --------   -------  --------       -------  ----------
BALANCE, March 31, 1995        6,514,652   6,514,652  39,036,616  26,426,840   (25,000)  731,652            -   72,684,760
 Repayment of debt related to
  Employee Stock Ownership Plan       -           -           -           -     25,000        -             -       25,000
 Cash dividends on common stock
  at $0.32 per share                  -           -           -   (2,099,206)       -         -             -   (2,099,206)
 Dividend reinvestment plan       21,202      21,202     243,112          -         -         -             -      264,314
 Stock options exercised          44,100      44,100     136,147          -         -         -             -      180,247
 Net change in unrealized gain/loss
  on securities classified as
  available-for-sale, net of
  taxes of $448,708                   -           -           -           -         -    871,021            -      871,021
 Net income                           -           -           -    7,221,078        -         -             -    7,221,078
                                  ------    --------     -------    --------   -------  --------       -------  ----------
BALANCE, March 31, 1996        6,579,954   6,579,954  39,415,875  31,548,712        -  1,602,673            -   79,147,214
 Employee Stock Ownership Plan
  debt guarantee                      -           -           -           -   (500,000)       -             -     (500,000)
 Repayment of ESOP related debt       -           -           -           -     50,000        -             -       50,000
 Cash dividends on common stock
  at $0.75 per share                  -           -           -   (4,833,338)       -         -             -   (4,833,338)
 Dividend reinvestment plan       23,743      23,743     304,498          -         -         -             -      328,241
 Stock options exercised          46,643      46,643     343,305          -         -         -             -      389,948
 Net change in unrealized gain/loss
  on securities classified
  as available-for-sale, net
  of taxes of $503,736                -           -           -           -         -   (977,840)           -     (977,840)
 Treasury stock purchased             -           -           -           -         -         -     (2,898,631) (2,898,631)
 Net income                           -           -           -    7,803,420        -         -             -    7,803,420
                                  ------    --------     -------    --------   -------  --------       -------  ----------

BALANCE, March 31, 1997        6,650,340  $6,650,340 $40,063,678 $34,518,794 $(450,000) $624,833   $(2,898,631)$78,509,014
                               =========   =========  ==========  ==========   =======   =======     =========  ==========

            See accompanying notes to these financial statements.


                                     4

                                 HORIZON FINANCIAL CORP.
                           CONSOLIDATED STATEMENT OF CASH FLOWS
                        Years Ended March 31, 1997, 1996 and 1995
                     Increase (Decrease) in Cash and Cash Equivalents

                                                 1997        1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES           --------    --------    --------
   Net income                                $7,803,420  $7,221,078  $7,520,975
   Adjustments to reconcile net income to
   net cash provided by operating activities:
   Depreciation                                 443,827     441,623     543,397
   Amortization and deferrals, net             (724,355)     16,729    (356,973)
   Provision for loan losses                    200,400     110,000     132,000
   Provision for deferred income tax            825,000    (476,824)  2,241,000
   Changes in assets and liabilities:
   Interest and dividends receivable             69,557    (374,338)   (382,874)
   Interest payable                             (55,520)    147,879       6,598
   Federal income tax (receivable) payable     (363,307)  1,944,115    (283,755)
   Other assets                                (140,600)    202,470  (1,947,118)
   Other liabilities                          4,677,457    (180,051)   (373,777)
                                               --------    --------    --------
   Net cash flows from operating activities  12,735,879   9,052,681   7,099,473
                                               --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in interest-bearing deposits, net   (1,642,012)  2,854,791   2,110,875
  Purchases of investment securities -
   available-for-sale                        (8,626,426)(17,526,522)(20,348,306)
  Proceeds from sales and maturities of
   investment securities-available-for-sale  16,807,528  16,324,963   8,374,223
  Purchases of investment securities-
   held-to-maturity                                  -  (12,989,293) (2,186,198)
  Proceeds from maturities of investment
   securities - held-to-maturity              7,698,472   8,629,679   4,757,916
  Purchases of mortgage-backed securities-
   held-to-maturity                                  -   (2,787,555) (7,007,397)
  Purchases of mortgage-backed securities-
   available-for-sale                        (8,816,864)         -       (7,865)
  Proceeds from maturities of mortgage-backed
   securities - held-to-maturity              3,388,227   2,565,224   2,501,502
  Proceeds from maturities of mortgage-backed
   securities - available-for-sale              712,754     264,545     489,654
   Proceeds from sales of loans               5,038,460  10,257,604   7,194,238
   Principal payments on loans               66,132,069  56,451,474  41,985,042
   Originations and purchases of loans     (108,647,972)(96,291,439)(68,624,451)
   Purchases of bank premises and equipment    (328,469)   (226,708) (1,383,457)
                                               --------    --------    --------
Net cash flows from investing activities    (28,284,233)(32,473,237)(32,144,224)
                                               --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Change in checking and savings accounts,net 13,055,711   4,770,671 (10,492,418)
 Proceeds from issuance of time deposits    154,013,669 146,567,614 138,645,541
 Payments for maturing time deposits     (144,934,530)(126,365,297)(101,955,465)
 Common stock issued, net                       718,189     444,561     439,302
 Cash dividends paid                         (4,833,338) (2,099,206) (2,031,021)
 Treasury stock purchased                    (2,898,631)         -           -
                                               --------    --------    --------
Net cash flows from financing activities     15,121,070  23,318,343  24,605,939
                                               --------    --------    --------
NET CHANGE IN CASH AND CASH EQUIVALENTS        (427,284)   (102,213)   (438,812)
CASH AND CASH EQUIVALENTS, beginning of year  4,844,146   4,946,359   5,385,171
                                               --------    --------    --------
CASH AND CASH EQUIVALENTS, end of year       $4,416,862  $4,844,146  $4,946,359
                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the year for interest   $20,887,820 $20,625,585 $16,941,156
                                              =========   =========   =========
   Cash paid during the year for income tax $ 3,535,000 $ 2,118,000 $ 3,655,000
                                              =========   =========   =========
NONCASH INVESTING AND FINANCING TRANSACTIONS
  Mortgage loans securitized and exchanged for
   FHLMC participation certificates         $28,123,822$         -  $ 7,002,363
                                              =========   =========   =========

                              HORIZON FINANCIAL CORP.
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           March 31, 1997, 1996 and 1995

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Operations - Horizon Financial Corp. (the "Company"), through its wholly-owned subsidiary, Horizon Bank (the "Bank"), provides a full range of mortgage lending services to borrowers and a full range of customer services to depositors through twelve branches located in Whatcom, Skagit and Snohomish Counties of Washington State. The Bank is an FDIC insured, state-chartered stock savings bank.

(b) Financial Statement Presentation and Use of Estimates - The financial statements have been prepared in accordance with generally accepted accounting principles and reporting practices applicable to the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses for the period and assets and liabilities as of the balance sheet date. Actual results could differ from estimated amounts.

(c) Reorganization - Pursuant to an agreement and plan of reorganization occurring during fiscal year 1996, Horizon Bank's common stockholders became stockholders of Horizon Financial Corp., and Horizon Financial Corp.
became the sole shareholder of Horizon Bank.

(d) Principles of Consolidation - As of March 31, 1997 and 1996, and for the years then ended, the consolidated financial statements include the accounts of Horizon Financial Corp. and its wholly-owned subsidiary, Horizon Bank. Westward Financial Services, Inc. is a wholly-owned subsidiary of Horizon Bank, whose accounts are also included in the consolidation. All material intercompany balances and transactions have been eliminated. Horizon Financial Corp. was formed during 1996. For the year ended March 31, 1995, the financial statements include the accounts of Horizon Bank and its wholly-owned subsidiary Westward Financial Services, Inc.

(e) Cash and Cash Equivalents - Cash and cash equivalents consist of cash on hand and noninterest-bearing amounts due from banks.

(f) Investments in Interest-Bearing Deposits - Investments in interest-bearing deposits consist principally of federal funds sold to a major Seattle-area bank, repurchase agreements and short-term certificates of deposit with western Washington financial institutions.

(g) Investments and Mortgage-Backed Securities - The Company classifies its securities into one of three categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading. Investment securities are categorized as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Securities which are held-to-maturity are stated at cost, adjusted for amortization of premiums, and accretion of discounts which are recognized as adjustments to interest income.

Investment securities categorized as available-for-sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at fair value, with the net unrealized gain or loss included as a separate component of stockholders' equity net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

The Company did not have any investment securities categorized as trading securities at March 31, 1997 or March 31, 1996.

(h) Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i) Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the yield on the related loans, using the interest method.

(j) Impaired Loans and Related Income - A loan is considered impaired when management determines that it is probable that all contractual amounts of principal and interest will not be paid as scheduled in the loan agreement. These loans include nonaccruing loans past due 90 days or more, loans restructured in the current year, and other loans that management considers to be impaired.

When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed and charged against interest income. Income on nonaccrual loans is then recognized only when the loan is brought current, or when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. Interest income on restructured loans is recognized pursuant to the terms of new loan agreements. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan, or the observable fair market value of the loan, or the fair value of the loan's collateral.

(k) Mortgage Servicing Rights - During fiscal year 1997, the Company began to recognize the fair value of its retained mortgage servicing rights on loans sold or securitized. This change was required by the provisions of Statement of Financial Standards No. 122 Accounting for Mortgage Servicing Rights and subsequently by Statement of Financial Accounting Standards No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Pursuant to these requirements, the Company allocates its total cost in mortgage loans between mortgage servicing rights and loans, based upon their relative fair values. Fair values are generally obtained through quoted market prices. The allocation of cost is made when the loan is originated if the Company has a definitive plan to sell or securitize the loan at that time, or, at the date of sale or securitization if a definitive plan did not exist at the date of origination. The Company generally retains mortgage servicing rights when loans are sold, and evaluates for impairment the costs allocated to these rights on a periodic basis. To account for possible impairment, the Company has established a valuation allowance to measure impairment of its mortgage servicing rights. Impairment is measured based upon the characteristics of the individual loans, including note rate, term, underlying collateral, current market conditions and estimates of net servicing income. The Company accounts for its recorded value, and possible impairment of mortgage servicing rights, on a loan-by-loan basis.

The cost allocated to mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income.

(l) Provision for Loan Losses - Management estimates the provision for loan losses by evaluating known and inherent risks in the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. The allowance is based upon factors and trends identified by future market factors beyond the Company's control, which may result in losses or recoveries differing significantly from those provided for in the financial statements.

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m) Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on the straight-line method over the estimated useful lives of thirty-five years for buildings and four to ten years for equipment.

(n) Real Estate Owned - Real estate acquired through foreclosure is recorded at the lower of cost (unpaid loan balance plus foreclosure expenses) less any reserve, or estimated market value. At March 31, 1997 and 1996, the Company did not own any real estate acquired through foreclosure.

(o) Income Taxes - The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return which includes its subsidiary. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Bank's financial statements and its tax returns.

(p) Earnings Per Share - Earnings per share are based on the weighted average number of shares of common stock outstanding during each reporting period. Earnings per share have been restated to reflect stock splits and stock dividends (see Note 12). Earnings per share for the fiscal years ended March 31, 1997, 1996 and 1995 are based on the equivalent weighted average number of shares outstanding of 6,503,188, 6,553,005 and 6,487,562, respectively. Outstanding options to purchase common stock of the Company are not considered dilutive for purposes of computing the weighted average number of shares outstanding.

(q) Financial Instruments - All financial instruments held or issued by the Bank are held or issued for purposes other than trading. In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit. These commitments are recorded in the financial statements when they are funded.

(r) Advertising Costs - The Company expenses advertising costs as they are incurred.

(s) Stock Options - The Company recognizes the financial effects of stock options in accordance with Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees (APB 25). Generally, stock options are issued at a price equal to the fair value of the Company's stock as of the grant date. Under APB 25, options issued in this manner do not result in the recognition of employee compensation in the Company's financial statements. Disclosures required by Statement of Financial Accounting Standard No. 123 Accounting for Stock-Based Compensation are provided in Note 12.

(t) Reclassifications - Certain reclassifications have been made to prior years' amounts to conform to the current year presentation. These reclassifications have no significant effect on the Bank's previously reported financial position or results of operations.

NOTE 2 - INTEREST-BEARING DEPOSITS

Interest bearing deposits consisted of the following at March 31, 1997 and 1996:
                                                             1997       1996
                                                          ---------   ---------
Federal funds sold                                       $9,325,000 $ 8,100,000
Certificates of deposit                                     548,316     526,311
Repurchase agreement                                        525,000     129,993
                                                         ----------  ----------
                                                        $10,398,316 $ 8,756,304
                                                         ==========  ==========

The Company has purchased securities under an agreement to resell substantially identical securities with a major Seattle-area bank. The amounts advanced under this agreement represent short-term loans and are reflected as interest-bearing deposits in the consolidated statement of financial position. The securities underlying the agreements are comprised of shares of a mutual fund, which trades primarily in U.S. government securities.

The underlying investments, which mature within 90 days, are maintained by a third party custodian in an investment pool that is comprised of securities which have been purchased by a variety of institutions under similar agreements to resell. The Company's transactions have been executed under a written custodial agreement that explicitly recognizes the Company's interest in their portion of the total investment pool.

Securities purchased under this agreement to resell averaged $56,543 and $393,957 monthly during 1997 and 1996, respectively. The maximum amount outstanding during any month in 1997 and 1996 amounted to $1,753,711 and $3,030,724, respectively.

NOTE 3 - INVESTMENT SECURITIES

The Company's investment policy requires that the Company purchase only high-grade investment securities. Purchases of debt instruments are generally restricted to those rated A or better by a nationally recognized statistical rating organization.

The amortized cost and estimated market values of investments, together with unrealized gains and losses, are as follows as of March 31, 1997 and 1996, respectively:
                                                      1997
                                                 Gross       Gross    Estimated
                                   Amortized  Unrealized  Unrealized    Fair
                                     Cost        Gains      Losses      Value
AVAILABLE-FOR-SALE SECURITIES      ---------  ----------  ----------  ---------
 State and political subdivisions
  and U.S. government agency
  securities                     $21,943,561  $   88,452  $ (99,483)$21,932,530
 Marketable equity securities        494,580   2,245,161         -    2,739,741
 Corporate debt securities         1,570,825          42     (4,243)  1,566,624
                                   ---------  ----------  ----------  ---------
Total available-for-sale          24,008,966   2,333,655   (103,726) 26,238,895
 securities                       ==========  ==========  ========== ==========

HELD-TO-MATURITY SECURITIES
 State and political subdivisions and
 U.S. government agency securities 4,970,193       3,261    (21,450)  4,952,004
 Corporate debt securities         3,411,582      71,564     (3,270)  3,479,876
                                   ---------  ----------  ----------  ---------
Total held-to-maturity securities  8,381,775      74,825    (24,720)  8,431,880
                                   ---------  ----------  ----------  ---------
Total investment securities      $32,390,741 $ 2,408,480 $ (128,446)$34,670,775
                                  ==========  ==========  ========== ==========

                                                      1996
                                                 Gross      Gross      Estimated
                                   Amortized  Unrealized  Unrealized     Fair
                                     Cost        Gains      Losses       Value
AVAILABLE-FOR-SALE SECURITIES      ---------  ----------  ----------   ---------
State and political subdivisions
 and U.S. government agency
 securities                      $31,061,762  $  183,878  $  (76,307)$31,169,333
Marketable equity securities         623,833   2,324,465          -    2,948,298
Corporate debt securities            504,473       1,152          -      505,625
Total available-for-sale           ---------  ----------  ----------   ---------
 securities                       32,190,068   2,509,495     (76,307) 34,623,256

HELD-TO-MATURITY SECURITIES
State and political subdivisions
 and U.S. government agency
 securities                        8,346,489      16,888     (31,134)  8,332,243
Corporate debt securities          7,733,758     101,603     (10,460)  7,824,901
                                   ---------  ----------  ----------   ---------
Total held-to-maturity securities 16,080,247     118,491     (41,594) 16,157,144
                                   ---------  ----------  ----------   ---------
Total investment securities      $48,270,315  $2,627,986  $ (117,901)$50,780,400
                                  ==========  ==========  ==========  ==========

The amortized cost and estimated fair value of investment securities at March 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      1997
                                    Available-For-Sale      Held-To-Maturity
                                   Amortized   Estimated  Amortized   Estimated
                                     Cost     Fair Value    Cost     Fair Value
                                   ---------  ----------  ---------  ----------
State and political subdivisions
  and U.S. government agencies
   One year                      $ 5,743,283 $ 5,740,388 $2,498,419 $ 2,497,866
   Two to five years              13,786,879  13,733,982  2,471,774   2,454,138
   Six to ten years                2,413,399   2,458,160         -          -
                                   ---------  ----------  ---------  ----------
                                  21,943,561  21,932,530  4,970,193   4,952,004
                                   ---------  ----------  ---------  ----------
Corporate debt securities
   One year                               -           -   2,912,006   2,910,500
   Two to five years                 992,680     988,437    499,576     569,376
   Five to ten years                 578,144     578,187         -          -
                                   ---------  ----------  ---------  ----------
                                   1,570,824   1,566,624  3,411,582   3,479,876
                                   ---------  ----------  ---------  ----------
Marketable equity securities
   One year                          494,581   2,739,741         -          -
                                   ---------  ----------  ---------  ----------
Total investment securities      $24,008,966 $26,238,895 $8,381,775 $ 8,431,880
                                  ==========  ==========  =========  ==========

Proceeds from sales of investments and gross realized gains and losses on investment sales were as follows for the year ended March 31:
                                                 1997        1996       1995
                                             ----------- ---------- -----------
Proceeds from sales of investments            $  374,175  $  89,624 $ 4,270,568
                                             =========== ========== ===========

Gross gains realized on sales of investments  $  303,072  $   4,577  $   14,360
                                             =========== ========== ===========

Gross losses realized on sales of investments $    2,969  $      -   $   28,446
                                             =========== ========== ===========

Information about concentrations of investments in particular industries for marketable equity securities and corporate debt securities at March 31 consist of the following:

                                           1997                  1996
                                                Market               Market
                                     Cost        Value      Cost      Value
                                    ------      ------     ------    ------
Marketable equity securities
   Banking                        $427,562   $ 973,869   $543,543   $ 981,445
   FHLMC common stock               20,955   1,308,000     24,230   1,577,125
   Other                            46,064     457,872     56,060     389,728
                                    ------      ------     ------      ------
                               $   494,581 $ 2,739,741 $  623,833 $ 2,948,298
                                   =======  ==========  =========  ==========
Corporate debt securities
   Brokerage companies            $3,573,808 $ 3,637,874 $1,846,986 $ 1,847,679
   Finance companies               1,008,823   1,009,375  4,965,604   5,060,972
   Private utilities                 399,775     399,251  1,026,469   1,025,000
   Telephone companies                 -           -        399,172     396,875
                                 ----------- ----------- ---------- -----------
                                 $ 4,982,406 $ 5,046,500 $8,238,231 $ 8,330,526
                                 =========== =========== ========== ===========

At March 31, 1997 and 1996, U.S. government agency and corporate debt securities of $1,000,000 and $1,500,000, respectively were pledged as collateral for deposits of state and local government agencies and deposits for trust accounts in excess of $100,000, as required by Washington State Law.

NOTE 4 - MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at March 31 consist of the following:

                                                       1997
                                                 Gross      Gross     Estimated
                                   Amortized  Unrealized  Unrealized    Fair
                                     Cost        Gains      Losses      Value
                                   ---------  ----------  ----------  ---------
Available-for-sale securities    $36,512,300  $    7,542$(1,290,755)$35,229,087
Held-to-maturity securities       19,690,598     253,046   (522,486) 19,421,158
                                   ---------  ----------  ----------  ---------
Total mortgage-backed securities $56,202,898 $   260,588 $(1,813,241$54,650,245
                                  ==========  ==========  ========== ==========

                                                       1996
                                                 Gross      Gross     Estimated
                                   Amortized  Unrealized  Unrealized    Fair
                                     Cost        Gains      Losses      Value
                                   ---------  ----------  ----------  ---------
Available-for-sale securities    $   284,368  $      149  $  (5,044) $  279,473
Held-to-maturity securities       23,078,825     345,258   (361,175) 23,062,908
Total mortgage-backed              ---------  ----------  ----------  ---------
securities                       $23,363,193  $  345,407  $(366,219)$23,342,381
                                  ==========  ==========  ========== ==========

The amortized cost and estimated fair value of mortgage-backed securities at March 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                       1997
                                    Available-For-Sale       Held-To-Maturity
                                   Amortized   Estimated   Amortized  Estimated
                                     Cost     Fair Value     Cost    Fair Value
                                   ---------  ----------   ---------  ---------
Mortgage-Backed Securities
   Two to five years             $ 3,568,173 $ 3,525,027  $2,370,736 $2,288,483
   Six to ten years                2,744,537   2,735,208     458,490    486,970
   After ten years                30,199,590  28,968,852  16,861,372 16,645,705
                                   ---------  ----------   ---------  ---------
Total mortgage-backed securities $36,512,300 $35,229,087 $19,690,598 19,421,158
                                  ==========  ==========  ========== ==========

All of the above mortgage-backed securities are rated AAA by a nationally recognized statistical rating organization.

NOTE 5 - LOANS RECEIVABLE

Loans receivable (collateralized principally by properties in the Whatcom, Skagit and Snohomish Counties of Washington State) at March 31 consist of the following:

                                                        1997         1996
                                                      --------     --------
First mortgage loans
   Conventional                                   $462,416,787 $428,847,082
   Construction - conventional                      18,808,232   15,711,393
   FHA                                                  15,565       18,712
   VA                                                    8,132        8,579
   Real estate contracts                               137,466      144,797
   Less participating interests sold               (83,742,111) (57,668,222)
   Participation loan interests                      2,559,423    3,779,339
   Home equity loans                                12,296,636   10,654,690
   Home equity LOC                                     252,834           -
   Loans on savings deposits                           896,824      743,967
   Consumer loans                                    3,220,759    3,789,247
   Other loans                                         102,180       81,991
                                                      --------     --------
                                                   416,972,727  406,111,575
Less:
   Undisbursed loan proceeds                        (7,653,078)  (5,665,166)
   Unearned discounts                                  (39,204)    (112,721)
   Deferred loan fees                               (6,796,172)  (7,446,991)
   Allowance for loan losses                        (3,406,150)  (3,236,150)
                                                    -----------  ----------
                                                  $399,078,123 $389,650,547
                                                   ===========  ===========

The Company originates both adjustable and fixed interest rate loans. Adjustable rate loans typically contain annual rate increase caps (2%) and loan lifetime rate increase caps (6 to 8%). At March 31, 1997, the Company had adjustable and fixed rate loans as follows:

            Fixed Rate                                 Adjustable Rate
    Term to Maturity        Book Value         Term to Maturity     Book Value
    ----------------       ----------          ----------------     ----------
Less than one year         $  820,535     Less than one year       $     -
One to two years            4,518,577     One to two years               -
Two to five years          13,166,576     Two to five years             145,598
Five to ten years          56,465,527     Five to ten years             739,542
Over ten years            316,209,612     Over ten years             24,906,760

Real estate loans serviced for others are $83,742,111 and $57,668,222, respectively, as of March 31, 1997 and 1996.

Impaired loans on a nonaccrual basis or restructured, and the related interest, were not material at March 31, 1997 and 1996.

The allowance for loan losses at March 31 and changes during the year are as follows:

                                                 1997        1996       1995
                                             ----------- ---------- -----------
Balance, beginning of year                   $ 3,236,150 $3,126,150 $ 2,994,150
Provision for loan losses                        200,400    110,000     132,000
Adjustment to reserves                           (30,400)      -          -
                                             ----------- ---------- -----------
Balance, end of year                         $ 3,406,150 $3,236,150 $ 3,126,150
                                             =========== ========== ===========


NOTE 6 - MORTGAGE SERVICING RIGHTS

Loan costs allocated to mortgage servicing rights were as follows as of March 31, 1997:

                                                             1997
   Beginning balance                                      $     -
   Additions for new loans                                  337,131
   Amortization                                              (1,030)
                                                         ----------
   Ending balance                                           336,101
   Valuation allowance for impairment
     mortgage servicing rights                             (179,743)
                                                         ----------
   Mortgage servicing rights, net                        $  156,358
                                                         ==========

Changes in the valuation allowance for impairment of mortgage servicing was as follows:

   Beginning balance                                     $     -
   Additions                                               (180,307)
   Credited to income                                           564
                                                         ----------
   Ending balance                                        $ (179,743)
                                                         ==========

NOTE 7 - ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable at March 31 is summarized as follows:

                                                             1997       1996
                                                         ---------- -----------
Investment securities                                    $  614,563 $   878,507
Mortgage-backed securities                                  318,792     155,197
Loans receivable                                          2,598,621   2,572,159
Dividends on marketable equity securities                    13,404       9,074
                                                         ---------- -----------
                                                         $3,545,380 $ 3,614,937
                                                         ========== ===========

NOTE 8 - PREMISES AND EQUIPMENT

Premises and equipment at March 31 consisted of:
                                                             1997      1996
Buildings                                                $5,296,552 $ 5,296,552
Equipment                                                 3,741,511   3,437,809
                                                         ----------  ----------
                                                          9,038,063   8,734,361
Accumulated depreciation                                 (4,416,148) (3,997,086)
                                                         ----------  ----------
                                                          4,621,915   4,737,275
Land                                                      1,508,768   1,508,768
                                                         ----------  ----------
                                                         $6,130,683 $ 6,246,043
                                                         ==========  ==========

NOTE 9 - DEPOSITS

A comparative summary of deposits at March 31 follows (the contractual or weighted average interest rates are indicated in parentheses):
                                                             1997       1996
Demand deposits
   Savings (3.45%, 3.46%)                             $31,800,323 $29,451,298
   Checking (1.68%, 1.93%)                             24,294,988  21,654,768
   Checking (noninterest-bearing)                       3,472,171   3,205,029
   Money market (3.51%, 3.98%)                         15,926,449  16,006,524
   Ultimate Money Market (4.42%, 4.77%)                39,204,888  31,325,489
                                                       ----------  ----------
                                                      114,698,819 101,643,108
                                                       ----------  ----------
Time certificates of deposit
   Less than 6.00%                                    265,045,389 195,291,015
   6.00% to 7.99%                                      40,996,844 100,976,129
   8.00% to 9.99%                                       4,070,234   4,766,185
                                                       ----------  ----------
                                                      310,112,467 301,033,329
                                                       ----------  ----------
   Total deposits                                    $424,811,286$402,676,437
                                                      =========== ===========

Time deposit accounts of $100,000 or more amount to $72,418,954 and $67,692,930 at March 31, 1997 and 1996, respectively.

Time certificate of deposit maturities at March 31 are as follows:

                                             1997
                               Variable      Fixed
                                 Rate        Rate        Total       1996
                               --------    ---------  ----------- ------------
Within one year             $ 6,396,280 $199,132,513 $205,528,793 $208,961,544
One to two years              3,912,898   42,463,837   46,376,735   34,338,427
Two to three years              952,482    8,605,426    9,557,908   10,482,972
Three to four years             158,219    3,611,019    3,769,238    2,621,102
Four to five years              201,615    4,729,745    4,931,360    3,038,005
Over five years              14,136,314   25,812,119   39,948,433   41,591,278
                               --------    ---------  ----------- ------------
                            $25,757,808 $284,354,659 $310,112,467 $301,033,328
                             ==========  ===========  ===========  ===========

The terms of variable rate CDs allow customers to make additional deposits to existing CDs at any time.

The weighted average nominal interest rate on all deposits at March 31, 1997 and 1996 is 5.10 percent and 5.39 percent, respectively.

Interest expense on deposits for the years ended March 31 is summarized as follows:

                                               1997         1996        1995
                                           -----------  ----------  -----------
Money market                               $ 2,169,938  $1,979,018  $ 1,619,161
Checking                                       427,690     468,000      559,312
Savings                                      1,039,920   1,013,374    1,135,501
Certificates of deposit                     17,194,752  17,313,072   13,633,780
                                           -----------  ----------  -----------
                                           $20,832,300 $20,773,464  $16,947,754
                                           =========== ===========  ===========

NOTE 10 - INCOME TAX

Deferred income tax results from temporary differences in the recognition of income and expense for tax and financial statement purposes. The source of these differences and the related tax effects for the years ended March 31 are as follows:

                                                 1997        1996       1995
                                             ----------- ---------- -----------
Deferred loan fees                           $  (897,980) $(758,129) $1,964,518
Loan loss and general reserves                    53,984    232,638     260,542
Deferred compensation                             70,187     24,521       3,183
Other, net                                       (51,191)    24,146      12,757
                                             ----------- ---------- -----------
                                             $  (825,000) $(476,824) $2,241,000
                                             =========== ========== ===========

The nature and components of the Company's net deferred tax assets (liabilities), established at an estimated tax rate of 34 percent, are as follows at March 31:

                                                             1997       1996
                                                           --------   --------
Deferred Tax Assets
 Deferred loan fees in excess of amounts deferred
  for tax purposes                                        $ 280,000 $1,176,407
 Deferred compensation agreements                           440,000    370,000
 Financial reporting accrued expenses not recognized
  for tax purposes                                          275,000    290,000
                                                           --------   --------
Total deferred assets                                       995,000  1,836,407
                                                           --------  ---------

Deferred Tax Liabilities
 Tax based loan loss deductions not recognized
  for financial reporting                               (1,375,000) (1,430,000)
 Tax effect of unrealized gains on
  available-for-sale securities                           (321,883)   (825,620)
 Other deferred tax liabilities                           (194,381)   (155,787)
                                                        ----------  ----------
 Total deferred liabilities                             (1,891,264) (2,411,407)
                                                        ----------  ----------
 Net deferred tax assets (liabilities)                  $ (896,264) $ (575,000)
                                                        ==========  ==========

The Company believes, based upon the available evidence, that all deferred assets will be realized in the normal course of operations. Accordingly, these assets have not been reduced by a valuation allowance.

A reconciliation of the Company's income tax provision to the statutory federal income tax rate for the years ended March 31 is as follows:

                                                 1997        1996       1995
                                             ----------- ----------  ----------
Provision for income tax at the statutory
 rate of 34 percent                          $ 4,012,038 $3,674,403  $3,733,037
Increase (decrease) in tax resulting from:
   Dividends received deduction                  (17,891)   (21,057)    (21,719)
   Other, net                                      2,546    (67,355)    (71,273)
                                             -----------  ---------  ----------
Income tax provision                         $ 3,996,693 $3,585,991 $ 3,640,045
                                             ===========  =========  ==========

For fiscal years 1996 and 1995, the Company was allowed a bad debt deduction of 8 percent of taxable income, subject to certain limitations. During 1997 a tax law change eliminated this tax deduction, and, in addition, requires the Company to recapture and pay taxes on these deductions taken after fiscal year ended March 31, 1988. The Company has previously recorded deferred tax liabilities to account for this obligation. Therefore, the Company believes retroactive effects of this law change will not be significant. The cumulative tax-basis bad debt deduction as of March 31, 1997 and 1996 was approximately $13,650,000. If any portion of this amount is subsequently used for purposes other than to absorb loan losses, that portion will be subject to federal income tax at the then prevailing tax rate.

NOTE 11 - BENEFIT PLANS

(a) Defined Benefit Retirement Plan - The Company has a noncontributory defined benefit retirement plan which covers all full-time employees with one year of continuous service who were also eligible to participate as of December 31, 1992. Effective January 1, 1993, the Company curtailed the enrollment of new participants to the plan. Concurrent with the curtailment, the plan fiscal year end was changed to December 31. Contributions to the plan are based upon the Projected Unit Credit actuarial funding method.

A new 401(k) plan (see Note 11e) has been established by the Company as an alternative to this defined benefit plan.

The plan's funded status as of December 31, 1997, 1996 and 1995 was as follows:

                                                         December 31
                                             ---------------------------------
                                                 1997       1996       1995
                                             ----------- ---------- ----------
Accumulated benefit obligation
   Vested                                    $ 2,330,443 $2,148,381 $2,060,144
   Nonvested                                      51,541     50,753     67,169
                                             ---------------------------------
                                             $ 2,381,984 $2,199,134 $2,127,313
                                             =========== ========== ==========

Projected benefit obligation                 $ 3,081,040 $2,883,175 $2,756,105
Fair value of plan assets                     (2,340,028)(2,041,493)(1,818,103)
Projected benefit obligation over
 (under) plan assets                             741,012    841,682    938,002
Unrecognized prior service cost                  116,801    130,166    143,531
Unrecognized net gain (loss)                    (493,996)  (559,491)  (660,917)
Unrecognized net transition asset                 89,373    107,864    126,355
                                             ---------------------------------
   Accrued pension cost                      $   453,190 $  520,221 $  546,971
                                             =================================

Net annual pension cost includes the following components for the plan year ended December 31:
                                                          December 31
                                             ----------------------------------
                                                 1997       1996        1995
                                             ----------- ---------- -----------
Service costs-benefits earned during the     $   128,641 $  158,895 $   154,300
 period
Interest cost on projected                       170,244    162,797     146,203
benefit obligation
Actual return on plan assets                    (162,872)   (70,400)    (62,061)
Net amortization and deferrals                    31,460    (38,684)    (42,364)
                                             ----------- ---------- -----------
   Net pension cost                          $   167,473 $  212,608 $   196,078
                                             ==================================

   The weighted average assumptions used were as follows:

                                                   1997      1996     1995
                                                 --------  -------- --------
Discount rate                                      6 %        6 %       6 %
Rate of increase in compensation levels            5 %        5 %       5 %
Expected long-term rate of return on plan assets   6 %        6 %       6 %

(b) Deferred Compensation Plan - The Company has entered into deferred compensation agreements with certain of its officers. The agreements provide for additional retirement benefits payable over a twelve to seventeen year period following retirement. In connection with these agreements, the Company has acquired life insurance policies on the individual officers covered by the deferred compensation agreements. At March 31, 1997 and 1996, the cash surrender values of these policies included in other assets aggregated $1,551,342 and $1,445,290, respectively.

   Deferred compensation expense amounted to $293,521, $32,000 and $47,059 in 1997, 1996 and 1995, respectively.

(c) Profit Sharing Arrangement - The Company has a profit sharing arrangement with employees meeting certain service requirements. Payments made to employees pursuant to the arrangement are based upon earnings, growth in deposits and attainment of certain corporate objectives. Costs of the arrangement were $412,829, $437,370 and $600,294 for 1997, 1996 and 1995, respectively.

(d) Employee Stock Ownership Plan - All employees of the Company who have completed a minimum number of years of service with the Company are eligible to participate in the Company's employee stock option plan ("ESOP"). Participants receive distributions from the ESOP only in the event of retirement, disability or termination of employment. The primary purpose of the ESOP is to acquire shares of the Company's common stock on behalf of ESOP participants.

The Company loaned the ESOP $509,485 in 1986 to purchase original issue common stock at the initial offering price. The loan required annual payments over ten years, including interest due on March 31. This loan was paid in full during the year ended March 31, 1996.

In April 1996, the Company issued a new loan to the ESOP in the amount of $500,000, to purchase shares of common stock in the open market. The loan is to be repaid over a period of ten years, with annual payments including interest due on March 31. For the year ending March 31, 1997, the Company contributed $82,442 including interest, to the ESOP which is included in compensation expense. The outstanding balance of the loan at March 31, 1997 is $450,000.

(e) 401(k) Plan - Effective January 1, 1993, the Company adopted a defined contribution 401(k) retirement and savings plan (the "Plan") covering substantially all employees. The Company contributes 3 percent of participating employee's eligible salary to the Plan and a discretionary amount determined annually by the Board of Directors. Total contributions to the Plan amounted to $118,577, $119,737 and $120,036 for the years ended March 31, 1997, 1996 and
1995, respectively.


NOTE 12 - STOCKHOLDERS' EQUITY

(a) Capital Requirements - The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines on the regulatory framework for prompt corrective action, the Corporation must meet specific capital adequacy guidelines that involve quantitative measures of each entity's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of March 31, 1997, that each entity meets all capital adequacy requirements to which they are subject.

As of February 24, 1997, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

PAGE

NOTE 12 - STOCKHOLDERS' EQUITY (Continued)

                                                                    To Be Well Capitalized
                                               For Capital          Under Prompt Corrective
                                Actual         Adequacy Purposes:   Action Provisions:
                          Amount      Ratio    Amount     Ratio     Amount     Ratio
                          ------     -------   ------    -------    ------    -------
As  of  March  31, 1997
Total Capital
 (to Risk Weighted Assets)
   Consolidated         $ 80,951      30.4%  $ 21,279     >8.0%   $ 26,599     >10%
                                                          -                    -
   Horizon Bank         $ 80,875      30.4%  $ 21,277     >8.0%   $ 26,596     >10%
                                                          -                    -
Tier I Capital
  (to Risk Weighted Assets)
   Consolidated        $ 78,384       29.5%  $ 10,640     >4.0%   $ 15,960     >6%
                                                          -                    -
   Horizon Bank        $ 78,309       29.4%  $ 10,638     >4.0%   $ 15,958     >6%
                                                          -                    -
Tier I Capital
  (to Average Assets)
   Consolidated        $ 78,384       15.6%  $ 20,086     >4.0%   $ 25,108     >5%
                                                          -                    -
   Horizon Bank        $ 78,309       15.6%  $ 20,085     >4.0%   $ 25,106     >5%
                                                          -                    -

                                                                    To Be Well Capitalized
                                               For Capital          Under Prompt Corrective
                                Actual         Adequacy Purposes:   Action Provisions:
                          Amount      Ratio    Amount     Ratio     Amount     Ratio
                          ------     -------   ------    -------    ------    -------
As  of  March  31, 1996
Total Capital
 (to Risk Weighted Assets)
   Consolidated         $ 80,411      30.5%  $ 21,120     >8.0%   $ 26,400     >10%
                                                          -                    -
   Horizon Bank         $ 80,204      30.4%  $ 21,116     >8.0%   $ 26,396     >10%
                                                          -                    -
Tier I Capital
  (to Risk Weighted Assets)
   Consolidated         $ 78,045      29.6%  $ 10,560     >4.0%   $ 15,840     >6%
                                                          -                    -
   Horizon Bank         $ 77,838      29.5%  $ 10,558     >4.0%   $ 15,838     >6%
                                                          -                    -
Tier I Capital
  (to Average Assets)
   Consolidated         $ 78,045      16.5%  $ 18,929     >4.0%   $ 23,661     >5%
                                                          -                    -
   Horizon Bank         $ 77,838      16.5%  $ 18,928     >4.0%   $ 23,660     >5%
                                                          -                    -

(b) Holding Company Loans - Under federal regulations, the Bank is limited, unless previously approved, as to the amount it may loan to the holding company and any one affiliate to 10 percent of its capital stock and surplus, and the total of loans to the holding company and affiliates must not exceed 20 percent of capital and surplus. Further, all such loans must be fully collateralized.

(c) Dividend Reinvestment Plan - As a service to its stockholders of record, the Bank offers a Dividend Reinvestment and Stock Purchase Plan ("Reinvestment Plan"). Under the terms of the Reinvestment Plan, dividends and optional cash payments may be reinvested toward the purchase of additional shares of stock. No brokerage commission or fees are charged to acquire shares through the Reinvestment Plan.

(d) Stock Repurchase Plans - During the year ended March 31, 1997, the Company announced a plan to repurchase up to 657,000 shares, or approximately 10% of the Company's outstanding common stock. The repurchase program is expected to be completed within 24 months. As of March 31, 1997, the Company has repurchased 216,600 shares for a total adjusted basis of $2,898,631.

(e) Stock Option and Incentive Plans - The Company may award options for a maximum of 612,256, as restated, of authorized common stock to certain officers and key employees under the 1987 Stock Option and Incentive Plan. The 1987 Incentive Plan is intended to provide for the granting of both incentive and nonincentive stock options. Options are granted at the then fair market value and vest at 20 to 35 percent per year. Options are excersizable from one to five years from date of grant, subject to certain limitations, and expire after 10 years.

The Company may award options for a maximum of 360,000 as restated, of authorized common stock to certain officers and key employees under the 1995 Stock Option and Incentive Plan. Options are granted at no less than fair market value and may or may not vest immediately upon issuance based on the terms established by the Board of Directors. Options are generally exercisable within three to five years from date of grant and expire after 10 years.

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation. The pro forma information recognizes, as compensation, the value of stock options granted using an option valuation model known as the Black Scholes model. Pro forma earnings per share amounts also reflect an adjustment for an assumed purchase of treasury stock from proceeds deemed obtained from the issuance of stock options. The fair value for options issued in 1996 is estimated at $578,890. The fair value of options issued in 1997 is estimated at $12,401. The following assumptions were used to estimate the fair value of the options:

                                                             1997      1996
                                                           --------  --------
Risk-free interest rate                                    6.71 %     6.73 %
Dividend yield rate                                        5.263%     2.535%
Price volatility                                            .2227      .2192
Weighted average expected life of options                  4.07 yr    4.34 yr


Management believes that the assumptions used in the option pricing model are highly subjective and represent only one estimate of possible value, as there is no active market for the options granted. The fair value of the options granted in 1996 and 1997 will be allocated to pro forma earnings over the vesting period of the options. Accordingly, until the provisions for SFAS 123 are recognized for all years for which options have been granted, pro forma earnings will likely reflect an increasing amount of compensation expense resulting from the stock options.

Pro forma disclosures:

                                                           1997         1996
                                                         --------     --------
Net income as reported                                 $7,803,420   $7,221,078
Additional compensation for fair value of
  stock options                                        $  147,823   $  144,723
Pro forma net income                                   $7,655,597   $7,076,355
Pro forma earnings per share                               $ 1.19       $ 1.09

                                 Shares of Common Stock     Weighted Average of
                                 Available for   Under      Exercise Price of
                                 Option/Award    Plan       Shares Under Plan
                                 ------------   --------    -----------------
BALANCE, March 31, 1994                  409     278,694
   Authorized                             -           -
   Granted                            (8,408)      8,408     11.63 to 12.84
   Exercised                              -      (31,313)    2.87 to 14.54
   Lapsed                              9,383      (9,383)    2.87 to 14.54
                                 ------------   --------
BALANCE, March 31, 1995                1,384     246,406
   Authorized                        360,000          -
   Granted                          (161,200)    161,200     12.23 to 12.56
   Exercised                              -      (67,736)    2.87 to 14.54
   Lapsed                              9,618      (9,618)    2.87 to 14.54
                                 ------------   --------
BALANCE, March 31, 1996              209,802     330,252
   Authorized                             -           -
   Granted                            (5,000)      5,000        13.4375
   Exercised                              -      (46,249)   2.87 to 14.5455
   Lapsed                             17,002     (17,002)   2.87 to 14.5455
   Expired                            (7,869)         -
                                 ------------   --------
BALANCE, March 31, 1997              213,935     272,001
                                 ============   ========

                              Options Outstanding           Options Exercisable
                                    Weighted
                                    Average      Weighted
     Range of                       Remaining    Average                Average
     Exercise         Number        Contractual  Exercise   Number      Exercise
     Prices           Outstanding   Life         Price      Exercisable  Price
     ------           -----------   -----------  --------   ----------- --------
     1 to 5                 639     .67 years    $  3.43         639    $  3.43
     5 to 10            113,316     4.21 years      8.86     109,363       8.83
    10 to 15            158,046     8.42 years     12.65      48,506      12.81

At March 31, 1997, 485,936 shares of common stock were reserved for issuance pursuant to stock plans, options and conversions of preferred stock.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

(a) Employment Agreement - The Company has entered into a four year employment agreement with the Company's president at an amount approximating his current level of compensation. In the event of specified terminations of the president's employment following a change in control of the Company (as defined), the agreement provides the president with severance payments of up to three times his annual compensation plus continuation of certain benefits.

(b) Contingency Reserve - The Company has a contingency reserve of $302,997 recorded to reflect the estimated impairment of value related to pension plan assets invested with Mutual Benefit Life Insurance Company. The Company plans to honor its pension commitments and, after reviewing all of the available information, has reserved approximately 13 percent of the plan's asset values to reflect this commitment.

(c) Long-Term Lease Commitments - The Company has entered into lease agreements for three branch offices located in Snohomish County, Washington. Future noncancelable lease payments under these agreements are as follows for the years ending March 31:

                                           1998            $  87,936
                                           1999               85,020
                                           2000               60,370
                                           2001               18,000
                                                             -------
                                                           $ 251,326
                                                             =======

NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within Whatcom, Skagit and Snohomish Counties. Investments in state and municipal securities involve governmental entities within the state of Washington. The Bank originates commercial, real estate and consumer loans. Generally, loans are secured by deposit accounts, personal property or real estate. Rights to collateral vary and are legally documented to the extent practicable. Although the Bank has a diversified loan portfolio, local economic conditions may affect borrowers' ability to meet the stated repayment terms.


NOTE 15 - FINANCIAL INSTRUMENTS


The Bank is a party to financial instruments with off-balance-sheet risk (loan commitments) in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Loan commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those commitments reflect the extent of the Bank's exposure to credit loss from these commitments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank's experience has been that substantially all loan commitments are drawn upon by customers. Collateral held usually includes single family residential property and income producing commercial properties.

The Bank has not incurred any losses on its commitments in 1997 or 1996. Loan commitments outstanding were $2,523,820 in 1997 and $6,578,804 in 1996.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of the following classes of financial instruments:

CASH EQUIVALENTS AND FEDERAL FUNDS SOLD - Due to the relatively short period of time between the origination of these instruments and their expected realization, the carrying amount is estimated to approximate market value.

INVESTMENT AND MORTGAGE-BACKED SECURITIES, AND LOANS HELD-FOR-SALE - For securities and loans held-for-sale, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOAN RECEIVABLES - For certain homogeneous categories of loans, such as those written to Federal Home Loan Mortgage Corporation ("FHLMC") standards, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

DEPOSIT LIABILITIES AND FEDERAL FUNDS PURCHASED - The fair value of demand deposits, savings accounts, certain money market deposits, and federal funds purchased, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

OFF-BALANCE-SHEET INSTRUMENTS - The Company's off-balance-sheet instruments include unfunded commitments to extend credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market price and the inability to estimate fair value without incurring excessive costs.

The carrying amounts and estimated fair values of the Bank's financial instruments at March 31, 1997 and 1996 are as follows:

                                        1997                   1996
                               -----------------------  ----------------------
                                 Carrying                Carrying
                                  Amount    Fair Value    Amount    Fair Value
FINANCIAL ASSETS                  -------   ----------    -------   ----------
   Cash and cash equivalents  $ 4,416,862 $ 4,416,862  $4,844,146  $ 4,844,146
   Investment securities       34,620,670  34,670,775  50,703,503   50,780,400
   Mortgage-backed securities  54,919,685  54,650,245  23,258,298   23,342,381
   Interest-bearing deposits   10,398,316  10,398,316   8,756,304    8,756,304
   Loans                      399,078,123 389,241,544 389,650,547  383,285,007
   Accrued interest and         3,545,380   3,545,380   3,614,937    3,614,937
     dividends receivable

FINANCIAL LIABILITIES
 Demand and savings deposits  114,698,819 114,698,819 101,643,108  101,643,108
 Time deposits                310,112,467 311,259,095 301,033,329  304,362,022
 Accounts payable and accrued   8,686,028   8,686,028   4,277,395    4,277,395
   liabilities
 Accrued interest payable         249,797     249,797     305,317      305,317

NOTE 17 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION

                                                              In Thousands
                                                             1997       1996
                                                         ----------------------
Condensed balance sheet at March 31, 1997:
   Cash                                                  $      386 $       166
   Investment in bank                                        78,434      78,940
   Other assets                                                 332         567
                                                         ----------------------
                                                         $   79,152 $    79,673
                                                         ======================

   Other liabilities                                     $      643 $       526
   Stockholders' equity                                      78,509      79,147
                                                         ----------------------
                                                         $   79,152 $    79,673
                                                         ======================

Condensed statement of income for the year ended March 31, 1997:
                                                              In Thousands
                                                             1997       1996
                                                         ----------------------
   Income
     Cash dividends from Bank subsidiary                 $    7,128 $     1,160
                                                         ----------------------
   Expenses
     Compensation                                                89          42
     Other                                                      241          74
                                                         ----------------------
       Total expenses                                           330         116
                                                         ----------------------
Income before equity in undistributed income
  of subsidiary and benefit equivalent to income taxes        6,798       1,044
Benefit equivalent to income taxes                               84          39
                                                         ----------------------
Income before equity in undistributed income of subsidiary    6,882       1,083
Equity in undistributed income of subsidiary                    921       6,138
                                                         ----------------------
       Net income                                        $    7,803 $     7,221
                                                         ======================

                                                              In Thousands
                                                             1997       1996
Cash flows from operating activities
 Net income                                              $    7,803 $     7,221
   Adjustments to reconcile net income to net
   cash flow from operating activities:
     Equity in undistributed income of subsidiary              (921)     (6,138)
     Other operating activities                                 352         (80)
                                                         -----------------------
 Net cash flows from operating activities                     7,234       1,003
                                                         -----------------------
Cash flows from financing activities
     Sale of common stock                                       718         213
     Dividends paid                                          (4,833)     (1,050)
     Repurchase of common stock                              (2,899)      -
                                                         -----------------------
 Net cash flows from financing activities                    (7,014)       (837)
                                                         -----------------------
   Net change in cash                                           220         166
   Cash, beginning of year                                      166          -
                                                         -----------------------
   Cash, end of year                                     $      386 $       166
                                                         =======================

NOTE 18 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            Year Ended March 31, 1997
                                1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
                                ----------- ----------- ----------- -----------
Interest income                 $ 9,509,539 $ 9,596,672 $ 9,878,619 $ 9,725,809
Interest expense                 (5,125,258) (5,193,467) (5,267,939) (5,245,636)
                                ----------- ----------- ----------- -----------
Net interest income               4,384,281   4,403,205   4,610,680   4,480,173
Provision for loan losses           (60,000)    (50,000)    (60,400)    (30,000)
Other income                        310,430     599,038     355,013     318,582
Other expenses                   (1,790,346) (2,152,266) (1,820,079) (1,698,198)
                                ----------- ----------- ----------- -----------
Income from continuing
 operations before income tax     2,844,365   2,799,977   3,085,214   3,070,557
Federal income tax                 (962,206)   (947,978) (1,042,909) (1,043,600)
                                ----------- ----------- ----------- -----------
Net income                      $ 1,882,159 $ 1,851,999 $ 2,042,305 $ 2,026,957
                                =========== =========== =========== ===========
Earnings per share (adjusted for
stock splits and dividends)           $ .29       $ .28       $ .32      $ .31
                                      =====       =====       =====      =====

                                             Year Ended March 31, 1996
                                1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
                                ----------- ----------- ----------- -----------
Interest income                 $ 9,014,590 $ 9,227,444 $ 9,357,995 $ 9,482,242
Interest expense                 (5,014,548) (5,236,169) (5,345,005) (5,177,742)
                                ----------- ----------- ----------- -----------
Net interest income               4,000,042   3,991,275   4,012,990   4,304,500
Provision for loan losses           (15,000)    (15,000)    (15,000)    (65,000)
Other income                        336,913     336,968     314,984     303,904
Other expenses                   (1,797,136) (1,541,133) (1,671,781) (1,674,457)
                                ----------- ----------- ----------- -----------
Income from continuing            2,524,819   2,772,110   2,641,193   2,868,947
 operations before income tax
Federal income tax                 (826,250)   (911,404)   (885,935)   (962,402)
                                ----------- ----------- ----------- -----------
Net income                      $ 1,698,569 $ 1,860,706 $ 1,755,258 $ 1,906,545
                                =========== =========== =========== ===========
Earnings per share (adjusted for
stock splits and dividends)           $ .26       $ .28       $ .27       $ .29
                                      =====       =====       =====       =====

NOTE 19 - NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 in December 1996. The standard becomes effective January 1, 1998. Management believes the provisions of SFAS No. 127 will not have a material effect on its financial condition or reported results of operation.

                            REVOCABLE PROXY
                        HORIZON FINANCIAL CORP.

                    ANNUAL MEETING OF SHAREHOLDERS
                             July 22, 1997

     The undersigned hereby appoints the Executive/Proxy Committee of the Board of Directors of Horizon Financial Corp. ("Corporation") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders ("Meeting"), to be held at the Best Western Lakeway Inn, 714 Lakeway Drive, Bellingham, Washington, on Tuesday, July 22, 1997, at 2:00 p.m., Pacific Time, and at any and all adjournments thereof, as follows:


                                                           VOTE
                                             FOR           WITHHELD

   I.   The election as directors of the
        nominees listed below               [  ]             [  ]
        (except as marked to the
        contrary below).

        Robert C. Diehl
        Fred R. Miller


        INSTRUCTIONS: To withhold your vote for any individual nominees, write the nominee's name on the line below.


        ----------------------------------------

The Board of Directors recommends a vote "FOR" the listed proposition.


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR MEETING OF SHAREHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 1997 ANNUAL MEETING.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Corporation, prior to the execution of this proxy, of Notice of the Annual Meeting, a proxy statement for the Annual Meeting and an Annual Report to Shareholders.



Dated:_________________, 1997



-----------------------------            -------------------------
PRINT NAME OF SHAREHOLDER                PRINT NAME OF SHAREHOLDER




-----------------------------            -------------------------
SIGNATURE OF SHAREHOLDER                 SIGNATURE OF SHAREHOLDER





Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.





PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.